Exhibit 99.1

KMP COMPLETES ACQUISITION OF COPANO ENERGY

HOUSTON, May 1, 2013 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today closed its previously announced acquisition of Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO).  KMP has acquired all of Copano’s outstanding units for a total purchase price of approximately $5 billion, including the assumption of debt.  The transaction, which was approved by the Copano unitholders on April 30 (with more than 99 percent of the units that voted voting in favor of the transaction) and previously by the boards of directors of both companies, is a 100 percent unit-for-unit transaction with an exchange ratio of .4563 KMP units per Copano unit.

“We are delighted to complete this transaction, which will enable us to significantly expand our midstream services footprint and offer a wider array of services to our customers,” said KMP Chairman and CEO Richard D. Kinder.  “We will now pursue incremental development in the Eagle Ford Shale play in South Texas, and gain entry into the Barnett Shale Combo in North Texas and the Mississippi Lime and Woodford shales in Oklahoma.  The transaction is expected to be modestly accretive to KMP in 2013, given the partial year, and about $0.10 per unit accretive for at least the next five years beginning in 2014.”

With operations primarily in Texas, Oklahoma and Wyoming, Copano provides comprehensive services to natural gas producers, including natural gas gathering, processing, treating and natural gas liquids fractionation.  It owns an interest in or operates almost 7,000 miles of pipelines with 2.7 billion cubic feet per day (Bcf/d) of natural gas throughput capacity, and nine processing plants with more than 1 Bcf/d of processing capacity and 315 million cubic feet per day of treating capacity.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 51,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder

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Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $120 billion.  It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interests of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR).  For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements.  These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them.  Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors.  Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Richard Wheatley	Investor Relations
Media Relations	(713) 369-9490
(713) 420-6828	km_ir@kindermorgan.com
richard_wheatley@kindermorgan.com	www.kindermorgan.com

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